EPR Properties

909 Walnut Street, Suite 200

Kansas City, Missouri 64106

(816) 472-1700

January 23, 2017

VIA EDGAR

Securities and Exchange Commission

Division of Corporation Finance

100 F. Street, N.E.

Washington, D.C. 20549

Attention:	Tom Kluck, Legal Branch Chief, Office of Real Estate and Commodities

Re:	EPR Properties
Registration Statement on Form S-4 (File No. 333-215099)

Ladies and Gentlemen:

Pursuant to Rule 461 of the General Rules and Regulations of the Securities and Exchange Commission promulgated under the Securities Act of 1933, as amended, EPR Properties hereby requests that the effective date of the above-referenced Registration Statement on Form S-4 (the “Registration Statement”) be accelerated to 10:00 a.m., Eastern Time, on January 25, 2017, or as soon as practicable thereafter.

Please call Scott Gootee of Stinson Leonard Street LLP at (816) 691-3263 to confirm the effectiveness of the Registration Statement or with any questions.

Sincerely,

EPR PROPERTIES

/s/ Craig L. Evans
Craig L. Evans
Senior Vice President, General Counsel and Secretary

cc:	Scott Gootee

Stinson Leonard Street LLP

Bryan Hough

Staff Attorney

Securities and Exchange Commission

Division of Corporation Finance